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                                                                     Exhibit 5.1

                                December 9, 2002

Virginia Electric and Power Company
120 Tredegar Street
Richmond, Virginia  23219

                         1,250 Units, Each Consisting of
          1,000 Shares of Virginia Electric and Power Company Flexible
             Money Market Cumulative Preferred Stock (Flex MMP(R)),
              2002 Series A (Liquidation Preference $100 Per Share)

Ladies and Gentlemen:

     We have acted as counsel to Virginia Electric and Power Company (the "Company") in connection with the Company's issuance of 1,250 units of its Flexible Money Market Cumulative Preferred Stock (Flex MMP(R)), 2002 Series A (Liquidation Preference $100 Per Share), each unit consisting of 1,000 shares (the "Preferred Stock"), as described in the Company's prospectus supplement dated December 5, 2002 (the Prospectus Supplement"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to them in the Prospectus Supplement.

     You have asked that we render this opinion to you regarding certain United States federal income tax matters pertaining to the Preferred Stock.

     In rendering this opinion, we have examined, and with your permission have relied on, the factual statements contained in the Prospectus Supplement and on such other instruments and documents, including records of the Company and certificates of public officials and authorized representatives of the Company, as we have deemed necessary or appropriate as a basis for the opinions expressed herein (collectively, the "Opinion Documents"). With your permission, we have not undertaken any independent investigation or verification of any factual matter set forth in the Opinion Documents, and we have assumed the factual statements set forth therein to be true, accurate and complete.

     We have also examined the Company's articles of incorporation, as amended to date and as proposed to be amended in the form attached to a Current Report on Form 8-K to which this opinion is an exhibit (the "Articles"). With your permission, we have assumed for purposes of this opinion that the Articles will be amended as proposed, and that the Preferred Stock will be issued, and the rights and obligations thereunder performed, in compliance with the terms and requirements set forth in the Prospectus Supplement and the Articles.

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Virginia Electric and Power Company
December 9, 2002
Page 2

     This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements issued by the Internal Revenue Service, judicial decisions rendered by courts of competent jurisdiction, and such other authorities as we have considered relevant. These authorities are subject to change at any time, possibly with retroactive effect, and any such change may affect the continuing validity of the opinions set forth herein. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof unless we are specifically engaged to do so. Our opinion neither relates to nor purports to cover the laws, regulations, or other legal authorities of any state, local, or foreign governmental authority, nor any tax or other governmental charge, other than the United States federal income tax matters expressly herein addressed.

     Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that:

(1) the Preferred Stock will be classified as stock of the Company for United States federal income tax purposes;

(2) dividends declared and paid by the Company on the Preferred Stock will be treated as dividends for United States federal income tax purposes to the extent paid out of current or accumulated earnings and profits of the Company, as determined for United States federal income tax purposes;

(3) a corporate holder of the Preferred Stock that generally is entitled to the dividends received deduction under Section 243(a)(1) of the Code will be allowed that deduction with respect to dividends received on the Preferred Stock, provided that the holder satisfies the minimum holding period and other requirements applicable to the dividends received deduction; and

(4) the discussion set forth in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences" is accurate in all material respects.

     No ruling has or will be sought or obtained from the Internal Revenue Service regarding any of the matters on which we have opined. Moreover, this opinion is not binding upon the Internal Revenue Service or the courts and as such does not provide a guarantee of result. Thus, no assurance can be given that the Internal Revenue Service will not take positions contrary to those stated herein or that a court would not uphold such contrary positions, potentially with adverse tax consequences.

     We express no opinions other than those expressed in this opinion. We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and to references to our firm under the captions "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933.


                                          Very truly yours,

                                       s/McGuireWoods LLP